Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2

CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank

of 270 Park Avenue, New York, New York 10017

and Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System,

at the close of business June 30, 2003, in

accordance with a call made by the Federal Reserve Bank of this

District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$22,657
Interest-bearing balances	10,600
Securities:
Held to maturity securities	268
Available for sale securities	76,771
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	3,844
Securities purchased under agreements to resell	86,290
Loans and lease financing receivables:
Loans and leases held for sale	31,108
Loans and leases, net of unearned income	$166,046
Less: Allowance for loan and lease losses	3,735
Loans and leases, net of unearned income and allowance	162,311
Trading Assets	186,546
Premises and fixed assets (including capitalized leases)	6,142
Other real estate owned	133
Investments in unconsolidated subsidiaries and associated companies	696
Customers’ liability to this bank on acceptances outstanding	225
Intangible assets
Goodwill	2,201
Other Intangible assets	3,058
Other assets	68,983
TOTAL ASSETS	$661,833

LIABILITIES
Deposits
In domestic offices	$189,571
Noninterest-bearing	$82,747
Interest-bearing	106,824
In foreign offices, Edge and Agreement subsidiaries and IBF’s	125,990
Noninterest-bearing	$6,025
Interest-bearing	119,965
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	4,978
Securities sold under agreements to repurchase	114,181
Trading liabilities	129,299
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	10,186
Bank’s liability on acceptances executed and outstanding	225
Subordinated notes and debentures	8,202
Other liabilities	41,452
TOTAL LIABILITIES	624,084
Minority Interest in consolidated subsidiaries	104
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	16,304
Retained earnings	18,426
Accumulated other comprehensive income	1,130
Other equity capital components	0
TOTAL EQUITY CAPITAL	37,645
TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$661,833

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I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)

HANS W. BECHERER	)

FRANK A. BENNACK, JR.	)

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